Exhibit 10.18

CONTRACT No.: YXLY-2007-00

PetroChina Dalian Petrochemical Company and

Dalian Xingyuan Marine Fuel Co., Ltd.

Sales Contract of Rubber Filling Oil and Extract Oil

Place of Signing: No. 1 Shanzhong Street, Ganjingzi District, Dalian

Party A (Buyer): Dalian Xingyuan Marine Fuel Co., Ltd.
Residence: Li Jaicun of Dalianwan
Business registration No.: 2102001105614
Legal representative: Zhang Shouqi

Party B (Seller): PetroChina Dalian Petrochemical Company
Residence: No. 1 Shanzhong Street, Ganjingzi District, Dalian
Business registration No.: 4-11222102001200986
Legal representative (principal): Jiang Fan

According to the Contract Law of the People's Republic of China and relevant laws and regulations, Party A and Party B has made an agreement to sign the principle of equality, mutual benefit and making compensation for equal value.

1.	Name of subject matter (hereinafter referred to as “oil product”): Rubber filling oil and extract oil

2.	Quality standard: Rubber filling oil QJ/SYDL0021-2001;and extract oil QJ/DSH751.8-2004

3.	Quantity: Rubber filling oil: 3000~5000ton/month (based on actual settlement volume);

Extract oil: 3000 ton/month (based on actual settlement volume);

4.	Unit price of sales: Market price

5.	Payment of cost: Party A shall pay for Party B with cheque or telegraphic transfer, and deliver the goods after receiving the payment.

6.	Delivery of oil products:

6.1
Part A provides goods through the pipeline to Party B, and Party A is responsible for preparing well the oil tank in advance and contact the Measurement and Quality Inspection Center of Party B to make daily measurement and examination; the detailed delivery point is the flange outside the first valve of receiving tank of Party A, and the risks shall be transferred to Party A from Party B after the goods getting through the delivery point.

6.2
The delivery point for picking up the goods of the train shall be the crane pipe of railway platform of Party B, and the risks shall be transferred to Party A from Party B after the goods getting through the delivery point.

6.3
Offshore transportation: Set the flange connected the shipment line of the ship and shore with the specified berth of Party B, and the risks shall be transferred to Party A from Party B after the goods getting through the delivery point.

7.	Measurement and standard

7.1
It regards the measurement of Part B as the standard. Party B shall implement the measurement at the delivery place with the supervision of Party A; the applied measurement instruments shall get the qualified inspection of senior measurement technological institute, and in the effective period, the measurement personnel shall go on duty with the qualification certificate regulated by the state.

7.2
Party A shall guarantee that the oil discharge equipment of the discharge unit and bulk plant (store oil products) have legal qualification to discharge and store the oil products, and comply with the national standard of discharging, safety for storing the oil products equipment, quantity and quality.

8.	Acceptance

8.1
Within the acceptance period (within three days after goods arriving), if Party B doesn’t receive the written notice of Party A concerning the disputes of quantity and quality of the oil products, which shall be deemed that the quantity and quality delivered by Party B comply with the regulations of contract.

8.2
If Party A raises the disputes about the quantity and quality within the acceptance period (within three days after receiving the goods), Party A has obligation to keep well the oil products. If Party A doesn’t keep well the oil products, causing non-compliance of the quantity and quality when delivering to Party B, and Party A thus loses the right to claim indemnity.

8.3
Within the acceptance period (within three days after goods arriving), if Party A thinks that the quality of the oil products cannot meet the agreed standard of the contact, Party A and Party B shall commonly choose the authorized inspection organ to examine the mothballed oil samples, and it shall regard the result of the inspection organ as the basis to confirm the quality of the oil products. If the result complies with the standard of contract, Party A shall bear the inspection fees and relevant fees. Otherwise, Party B shall bear the fees.

8.4	Party A shall discharge the oil products within five days after qualified acceptance. Party A shall bear the fees that exceed the regulated date.

9.	Alternation and termination of contract

9.1	Party A and Party B shall negotiate to alter or terminate the contract with the written form.

9.2	It can terminate the contract unilaterally with one of the following situations:

9.2.1	The contract purpose cannot be realized caused by force majeure.

9.2.2	Party A or Party B transfers part or entire rights and obligations to the third party without the written permission of the other party.

9.3	The settlement, clearing up and disputes resolving articles still take effect after terminating the contract.

9.4	The party who terminates the contract shall bear the obligations to notify the other party.

10.	Responsibility for breach the contract

10.1	Both parties shall negotiate if the oil product delivered by Party B cannot comply with the regulations of the contract.

10.2
If there are other breaching situations, the breaching party shall compensate the loss to the other party. Both parties shall bear the relevant responsibilities respectively if it is caused by their faults.

10.3	Party A shall pay 1%’s liquidated damages of the delayed payment for Party B if Party A doesn’t pay by the regulated terms.

11.	Force majeure

11.1
The party affected by the force majeure or either party shall not be held responsibilities for failure to perform all or any part of the contract due to fire, earthquake, typhoon and flood or any other unpredictable, inevitable and insurmountable events. However, the party affected by the force majeure shall inform the other party within 48 hours after occurrence, and provide the effective certification document to the other party within three days thereafter.

11.2	The party affected by the force majeure or either party has obligations to adopt measures to minimize the loss caused by force majeure.

12.	Disputes resolving

Both parties shall negotiate to resolve the disputes, and it shall lodge a complaint to the local People’s Court of Party if it fails to negotiate.

13.	Effect and others

13.1	The contract will take effect after signing and sealing or signing and sealing by fax.

13.2	Both parties hereto may supplement through negotiation matters not mentioned herein.

13.3
The attachment and supplemental agreement are the parts of the contract, which have the same legal effect with the contract. If the content of the attachment is different from the contract, it shall regard the contract as the standard. If the supplemental agreement is different from the contract, it shall regard the supplemental agreement as the standard.

13.4	The contract is in duplicate with each party holding one (the fax of the document is effective).

14.	Expiry date: From Nov. 1, 2007 to Dec. 31, 2008.

Party A (Buyer): Dalian Xingyuan Marine Fuel Co., Ltd.

Legal representative or authorized representative: (Seal)

Party B (Seller): PetroChina Dalian Petrochemical Company

Legal representative or authorized representative: (Seal)